Orion Marine Group, Inc. Reports First Quarter 2015 Results

Houston, Texas, April 30, 2015 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a heavy civil marine contractor, today reported net loss for the three months ended March 31, 2015, of $258 thousand ($0.01 diluted loss per share). These results compare to a net loss of $210 thousand ($0.01 diluted loss per share) for the same period a year ago. During the first quarter 2015, the Company elected to accelerate the vesting of certain stock compensation granted to Jim Rose, former Executive Vice President and Chief Operating Officer, who passed away during the quarter. Excluding the one-time expense related to this acceleration, results for the quarter would have been $0.00 diluted earnings per share.

"We were pleased with solid asset utilization during the quarter,” said Mark Stauffer, Orion Marine Group's President and Chief Executive Officer. "However, during the first quarter certain jobs experienced higher than expected costs, which we are hopeful will result in additional revenue in the future. We continue to be pleased with our backlog, record level of bids outstanding, our tracking database, and strong demand across our end markets. These factors will continue to support growth and margin improvement."

Financial highlights of the Company's first quarter 2015 include:

First Quarter 2015

•	First quarter 2015 contract revenue was $81.5 million, which is comparable to the prior year period.

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Gross profit for the quarter was $8.5 million, which represents an increase of $0.8 million as compared with the first quarter of 2014. Gross profit margin for the quarter was 10.4%, which was higher than the prior year period of 9.4%. The increase was a result of continued incremental bid margin improvement along with a change in the mix of work performed in the quarter offset by higher than expected cost on certain projects.

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Selling, General, and Administrative expenses for the first quarter 2015 were $8.7 million as compared to $8.0 million in the prior year period. The increase in SG&A is primarily attributable to an increase in stock based compensation expense.

•	The Company's first quarter 2015 EBITDA was $5.3 million, representing a 6.5% EBITDA margin, which compares to first quarter 2014 EBITDA of $5.4 million, or a 6.6% EBITDA margin.

Backlog of work under contract as of March 31, 2015, was $208.5 million, which compares with backlog under contract at March 31, 2014, of $255.3 million.

The Company reminds investors that backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period. Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.
Outlook
"We remain optimistic for 2015," said Mr. Stauffer. "Demand from private and public sector clients continues to be strong. We are bidding on several large scale turn-key waterside infrastructure solutions for private sector clients, both domestically and abroad, specifically for midstream and downstream energy infrastructure customers and recreational customers. Additionally, local port authority opportunities remain solid, many of which are related to the upcoming completion of the Panama Canal expansion project. This level of bid activity has led to a record amount of bids outstanding, which we are hopeful we will begin receiving awards on soon. We believe the growing demand for the movement of goods and people on and over the waterways will continue to drive growth for the Company in the long term."

"Overall, we are pleased with both the amount of work we bid on and won during the first quarter of 2015," said Chris DeAlmeida, Orion Marine Group's Vice President and Chief Financial Officer. "During the first quarter, we bid on approximately $320 million worth of opportunities and were successful on approximately $75 million. This represents a 23% win rate and a book-to-bill ratio of 0.92 times for the quarter. Currently, we have a record $374 million worth of bids outstanding, of which we have been notified that we are the apparent low bidder on approximately $37 million. Our high level of bids outstanding, in addition to our ability to maintain a solid backlog level, demonstrates the continued strength in our end markets. However, the pace of 2015 Corps of Engineers lettings has been slower than anticipated so far this year and we anticipate seeing the majority of the delayed opportunities from the Corps to be let in the third quarter, which should bode well for the remainder of the year. This, coupled with the anticipated awards for work quoted that we now expect to begin in the second half of 2015, will result in gaps between projects in the second quarter of 2015.

Despite these gaps, we are excited for the bid opportunities we see for the remainder of 2015 and we continue to see some pockets of pricing improvement. As a result of this high level of demand and the bids we currently have outstanding, we remain optimistic with regard to full year growth and margin improvement."

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the first quarter 2015 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, April 30, 2015. To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company's website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group first Quarter 2015 Earnings Conference Call at 855-478-9690; participant code 29526560.

About Orion Marine Group

Orion Marine Group, Inc., its subsidiaries and affiliates (hereafter collectively referred to as “Orion” or the “Company”) provide a broad range of heavy civil marine construction and specialty services on, over and under the water in the continental United States, Alaska, Canada and the Caribbean Basin and acts as a single source turn-key solution for our customers' marine contracting needs. Our heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, and specialty services.  We are headquartered in Houston, Texas.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin." These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

A reconciliation of the Company's future EBITDA margin to the corresponding GAAP measure is not available as these are estimated goals for the performance of the overall operations over the planning period. These estimated goals are based on assumptions that may be affected by actual outcomes, including but not limited to the factors noted in the “forward looking statements” herein, in other releases, and in filings with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on February 27, 2015, which is available on its website at www.orionmarinegroup.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

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Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share information)

	Three months ended March 31,
	2015	2014
	(Unaudited)	(Unaudited)
Contract revenues	$81,455	$81,258
Costs of contract revenues	72,999	73,611
Gross profit	8,456	7,647
Selling, general and administrative expenses	8,692	7,964
Loss from operations	(236)	(317)
Other (expense) income
Gain from sale of assets, net	43	93
Interest income	12	10
Interest expense	(238)	(130)
Other expense, net	(183)	(27)
Loss before income taxes	(419)	(344)
Income tax benefit	(161)	(134)
Net loss	(258)	(210)

Basic loss per share	$(0.01)	$(0.01)
Diluted loss per share	$(0.01)	$(0.01)
Shares used to compute loss per share
Basic	27,604,681	27,397,877
Diluted	27,604,681	27,397,877

Orion Marine Group, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)

	Three months ended March 31,
	2015	2014
	(Unaudited)	(Unaudited)
Net income loss..........................................	$(258)	$(210)
Income tax benefit......................................	(161)	(134)
Interest expense, net....................................	226	120
Depreciation and amortization....................	5,445	5,619
EBITDA .....................................................	$5,252	$5,395
Operating loss margin ...............................	(0.2)%	(0.3)%
Impact of depreciation and amortization....	6.7%	6.9%
EBITDA margin..........................................	6.5%	6.6%

Orion Marine Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)

	March 31, 2015	December 31, 2014
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$34,734	$38,893
Accounts receivable:
Trade, net of allowance of $0	27,387	36,905
Retainage	15,011	15,883
Other	1,619	1,998
Income taxes receivable	101	333
Inventory	6,723	6,487
Deferred tax asset	1,733	1,755
Costs and estimated earnings in excess of billings on uncompleted contracts	47,104	44,581
Asset held for sale	375	375
Prepaid expenses and other	3,739	3,924
Total current assets	138,526	151,134

Property and equipment, net	162,057	161,773
Inventory, non-current	5,508	5,508
Goodwill	33,798	33,798
Intangible assets, net of amortization	59	87
Total assets	$339,948	$352,300
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$29,642	$33,527
Accounts payable:
Trade	23,233	21,889
Retainage	1,788	1,706
Accrued liabilities	13,474	15,803
Taxes payable	512	997
Billings in excess of costs and estimated earnings on uncompleted contracts	9,152	16,704
Total current liabilities	77,801	90,626
Long term debt	3,348	3,480
Other long-term liabilities	512	566
Deferred income taxes	20,997	20,877
Deferred revenue	15	34
Total liabilities	102,673	115,583
Commitments and contingencies
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 27,841,840 and 27,710,775 issued; 27,520,648 and 27,393,045 outstanding at March 30, 2014 and December 31, 2013, respectively	279	279
Treasury stock, 317,731 shares, at cost	(3,439)	(3,439)
Additional paid-in capital	167,249	166,433
Retained earnings	73,186	73,444
Total stockholders’ equity	237,275	236,717
Total liabilities and stockholders’ equity	$339,948	$352,300

Orion Marine Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cashflows
(In Thousands)

	Three months ended March 31,
	2015	2014
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(258)	$(210)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,445	5,619
Bad debt recoveries	1	(7)
Deferred income taxes	144	(34)
Stock-based compensation	788	407
Gain on sale of property and equipment	(44)	(93)
Change in operating assets and liabilities:
Accounts receivable	10,768	8,851
Income tax receivable	232	—
Inventory	(236)	(819)
Prepaid expenses and other	185	218
Costs and estimated earnings in excess of billings on uncompleted contracts	(2,883)	8,300
Accounts payable	1,427	(11,867)
Accrued liabilities	(2,383)	1,032
Income tax payable	(485)	(86)
Billings in excess of costs and estimated earnings on uncompleted contracts	(7,192)	(4,761)
Deferred revenue	(19)	(14)
Net cash provided by operating activities	5,490	6,536
Cash flows from investing activities:
Proceeds from sale of property and equipment	52	174
Purchase of property and equipment	(5,712)	(2,005)
Purchase of land	—	(22,199)
Net cash used in investing activities	(5,660)	(24,030)
Cash flows from financing activities:
Borrowings from Credit Facility	—	22,500
Contributions from non-controlling interest	—	(389)
Payments made on borrowings from Credit Facility	(4,017)	—
Exercise of stock options	28	136
Net cash (used in) provided by financing activities	(3,989)	22,247
Net change in cash and cash equivalents	(4,159)	4,753
Cash and cash equivalents at beginning of period	38,893	40,859
Cash and cash equivalents at end of period	$34,734	$45,612
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$238	$165
Taxes (net of refunds)	$(33)	$(14)

SOURCE: Orion Marine Group, Inc.
Orion Marine Group, Inc.
Drew Swerdlow, Investor Relations Manager, 713-852-6582